Exhibit 10.58

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, restated, or otherwise modified from time to time, this “Agreement”) dated the Effective Date, between SILICON VALLEY BANK (“Bank”) and NUVELO, INC., a Delaware corporation, whose address is 675 Almanor Avenue, Sunnyvale, California 94085 (“Borrower”), provides the terms on which Bank will lend to Borrower, and Borrower will repay Bank.

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings as set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1	Promise to Pay.

Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1	Revolving Advances.

(a) Subject to the terms and conditions hereof, Bank shall make Advances to Borrower from time to time until the Revolving Maturity Date not exceeding the Committed Revolving Line minus the Sublimit Utilization Amount. Until the Revolving Maturity Date and subject to the terms hereof and the applicable terms and conditions precedent in Sections 3.1 and 3.2, Borrower may borrow, repay, and reborrow under this Section 2.1.1. The proceeds of the Advances shall be used solely for working capital and other general business requirements of Borrower.

(b) Pursuant to the terms of Section 2.5(a), interest on each Advance shall be paid in arrears on the first day of each month. The outstanding principal amount of and all accrued but unpaid interest on the Advances shall be due and payable on the Revolving Maturity Date.

(c) To obtain an Advance, Borrower must follow the procedures set forth in Section 3.2.

2.1.2	Letters of Credit Sublimit.

Bank will issue Letters of Credit for Borrower’s account not exceeding the Committed Revolving Line minus the sum of (a) all amounts for services utilized under the Cash Management Services Sublimit, (b) the FX Reserve, and (c) the sum of the outstanding principal balance of the Advances. Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank on or before the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.3	FX Forward Contracts.

If there is availability under the Committed Revolving Line, then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank will subtract ten percent (10%) of each outstanding FX Forward Contract from the foreign exchange sublimit (the “FX Reserve”). The foreign exchange sublimit shall be the Committed Revolving Line minus the sum of (a) all amounts for services utilized under the Cash Management Services Sublimit, (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (c) the sum of the outstanding principal balance of the Advances. The total FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.

2.1.4	Cash Management Services.

Borrower may use amounts up to the Committed Revolving Line minus the sum of (a) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), (b) the FX Reserve, and (c) the sum of the outstanding principal balance of the Advances (the “Cash Management Services Sublimit”) for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

2.2	Termination of Commitment to Lend.

Bank’s obligation to make Credit Extensions (other than Term Loans (as defined below)) shall terminate on the earlier of (a) the occurrence and continuance of an Event of Default or if there exists any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default or (b) the Revolving Maturity Date.

2.3	Overadvances.

If, at any time Borrower’s aggregate obligations under Sections 2.1.1, 2.1.2, 2.1.3, and 2.1.4, exceed the Committed Revolving Line, Borrower must immediately pay Bank the excess.

2.4	Term Loan.

(a) Subject to the terms and conditions of this Agreement, including, without limitation, the satisfaction of the condition precedent in Section 3.1(g) with respect to the initial Term Loan, Bank agrees to lend to Borrower from time to time prior to the Term Loan Commitment Termination Date, loans (each, a “Term Loan”, and collectively, the “Term Loans”) in an aggregate amount not to exceed the Term Loan Commitment. The proceeds of the initial Term Loan shall be used solely to repay amounts owing to AMB Property, LP. The proceeds of all other Term Loans shall be used for working capital or other general business requirements of Borrower.

(b) Interest accrues from the date of each Term Loan at the rate set forth in Section 2.5(b). Interest on the initial Term Loan shall be payable beginning on the first day of the month following the Funding Date of the initial Term Loan through April 30, 2005. Beginning on May 1, 2005, and on the first day of each month thereafter until October 1, 2007, the initial Term Loan shall be payable in thirty (30) equal monthly installments of principal plus accrued interest. All Term Loans, other than the initial Term Loan, are payable in thirty-six (36) equal monthly installments of principal plus accrued interest, beginning on the first day of the month following the Funding Date of such Term Loan and ending on the Term Loan Maturity Date for such Term Loan. When repaid, Term Loans may not be reborrowed.

(c) Bank’s obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default or if there exists any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default or (ii) the Term Loan Commitment Termination Date.

(d) Borrower shall have the option to prepay all of the Advances then-outstanding under this Agreement so long as Borrower (i) provides written notice to Bank of its election to prepay the Advances at least five (5) Business Days prior to such prepayment and (ii) pays, on the date of prepayment, (A) all unpaid principal and accrued interest with respect to the Advances being prepaid, and (B) all other sums, if any, that shall have become due and payable with respect to this Agreement. Borrower shall also have the option to prepay less than all of the Advances then-outstanding under this Agreement so long as Borrower (x) provides written notice to Bank of its election to prepay a portion of the Advances at least five (5) Business Days prior to such prepayment and (y) pays, on the date of prepayment, (A) such portion of the Advances and accrued interest with respect to such portion being prepaid, and (B) all other sums, if any, that shall have become due and payable with respect to this Agreement.

2.5	Interest Rates.

(a) Each Advance shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at a rate per annum equal to the Prime Rate.

(b) Each Term Loan shall bear interest at a fixed rate on the outstanding principal amount thereof from the date when made until paid in full at a rate per annum equal to the 36-month Treasury Rate in effect on the Funding Date plus three and one-quarter percent (3.25%), and in any event, shall not be less than 6.43% per annum.

(c) Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Each change in the interest rate of the Credit Extensions based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(d) After an Event of Default occurs and so long as such Event of Default continues, including after an acceleration of the Obligations pursuant to Section 9.1(a) (whether before or after entry of judgment to the extent permitted by law), Obligations shall accrue interest at five percent (5.00%) above the rate effective immediately before the Event of Default. Payment or acceptance of the increased interest provided in this Section 2.5(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

2.6	General Provisions.

Bank may debit any of Borrower’s deposit accounts maintained with Bank for principal and interest payments owing or any amounts Borrower owes Bank pursuant to the Loan Documents, including the Designated Deposit Account, and, unless an Event of Default has occurred and is continuing, Bank shall not debit any of Borrower’s investment accounts without prior written consent from Borrower. These debits are not a set-off. Payments received after 12:00 noon are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.7	Fees.

Borrower shall pay to Bank:

(a) all Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Effective Date, when due (to the extent remaining unpaid after application of Borrower’s $30,000 good faith deposit; to the extent Bank Expenses incurred through the Effective Date aggregate less than the good faith deposit, Bank will promptly refund the difference to Borrower); and

(b) upon the issuance or any renewal of a Letter of Credit, a fully earned, non-refundable letter of credit fee equal to .50% per annum of the face amount of the issued or renewed Letter of Credit; and

(c) if, after the date hereof, any law or regulation increases Bank’s costs or reduces Bank’s income for any loan, the increase in cost or reduction in income or additional expense immediately upon Borrower’s receipt of an invoice therefor from Bank.

3. CONDITIONS OF CREDIT EXTENSIONS

3.1	Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that the following have been satisfied, all in form and substance reasonably satisfactory to Bank:

(a) the parties shall have executed and delivered the Loan Documents;

(b) Borrower shall have delivered one or more executed Control Agreement(s), in form and substance satisfactory to Bank, by and among Borrower, Bank, and Silicon Valley Bank Securities or Silicon Valley Bank Asset Management as is necessary for Bank to perfect its security interest in any Deposit Accounts or Securities Accounts maintained by Borrower with such financial institutions;

(c) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower from the Secretary of State of Borrower’s jurisdiction of formation;

(d) Borrower shall have delivered the Corporate Borrowing Resolutions substantially in the form attached hereto as Exhibit B;

(e) Bank shall have received the certificates of insurance described in Section 6.5 hereof;

(f) Borrower shall have delivered a pay-off letter in form and substance satisfactory to Bank executed by AMB Property LP;

(g) if the initial Credit Extension is the initial Term Loan, Borrower shall have deposited an amount equal to two (2) times the amount of such initial Term Loan with Bank, Silicon Valley Bank Securities or Silicon Valley Bank Asset Management;

(h) Borrower shall have paid all costs and fees, including Bank Expenses, then due; and

(i) Borrower shall have delivered to Bank, in addition to the documents required in Section 3.2, all documents, certificates, and other assurances that Bank or its counsel may reasonably request.

3.2	Conditions Precedent to all Credit Extensions.

Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) To obtain an Advance or Term Loan, Borrower must notify Bank by facsimile or telephone by 12:00 noon Pacific time on the Borrower’s desired Funding Date (which shall be a Business Day). If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached as Exhibit C. On the Funding Date, Bank shall credit and/or transfer (as applicable to the Designated Deposit Account) an amount equal to the Advance and/or Term Loan requested. Bank may make Advances and/or Term Loans under this Agreement based on instructions from a Responsible Officer or his or her designee (or without instructions if a Credit Extension is necessary to meet Obligations which have become due). Bank may rely on any telephone notice given by a person who Bank believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

(b) Except as set forth in the Disclosure Certificate, the representations and warranties in Section 5 shall be true on the date of the Payment/Advance Form and on the Funding Date, and no Event of Default shall have occurred and be continuing, or result from, an Advance and/or Credit Extension. Borrower’s receipt of an Advance and/or Term Loan is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects, except as set forth in the Disclosure Certificate.

4. CREATION OF SECURITY INTEREST

4.1	Grant of Security Interest.

Borrower hereby grants Bank to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in the Collateral and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral. Upon the occurrence and during the continuance of an Event of Default, Bank may place a “hold” on any deposit account pledged as Collateral.

Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. If the Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank. Upon the payment in full of all amounts due under this Agreement and all other Obligations and the termination of Bank’s commitment to make Credit Extensions hereunder, Bank shall, at the cost and expense of Borrower, execute and deliver to Borrower all such documents and instruments as shall be necessary to evidence termination of this Agreement and the security interests created hereunder. In addition, upon the Transfer of any Collateral in accordance with Section 7.1, Bank shall, at the cost and expense of Borrower, execute and deliver to Borrower all such documents and instruments as shall be necessary to evidence the partial release of Bank’s security interest in such Collateral (but not the proceeds received by Borrower in connection with such Transfer).

4.2	Authorization to File Financing Statements.

Borrower hereby authorizes Bank to file financing statements with all appropriate jurisdictions, to perfect or protect Bank’s interest or rights hereunder.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1	Due Organization and Authorization.

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower represents and warrants to Bank that: (a) Borrower’s exact legal name is that indicated on the Disclosure Certificate and on the signature page hereof; (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Disclosure Certificate; (c) the Disclosure Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; and (d) the Disclosure Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address if different, and (e) all other information set forth on the Disclosure Certificate pertaining to Borrower is accurate and complete. If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall promptly notify Bank of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2	Collateral. Except as set forth in the Disclosure Certificate:

Except for Collateral that is Transferred in accordance with Section 7.1, Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit accounts or investment accounts other than the deposit accounts with Bank or investments accounts with Bank’s Affiliates. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Disclosure Certificate. In the event that

Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then such bailee must acknowledge in writing, in form and substance satisfactory to Bank, that the bailee is holding such Collateral for the benefit of Bank. All Inventory is in all material respects of good and marketable quality, free from material defects. Except for Intellectual Property that is Transferred in accordance with Section 7.1, Borrower is the sole owner of the Intellectual Property. Each Patent is valid and enforceable and, to the knowledge of Borrower’s Responsible Officers, (a) no part of the Intellectual Property material to Borrower’s business has been judged invalid or unenforceable, in whole or in part, and (b) no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change. Borrower is not a party to, nor is bound by, any license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.3	Litigation.

Except as shown in the Disclosure Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which a decision could reasonably be expected to cause a Material Adverse Change.

5.4	No Material Deterioration in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5	Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6	Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Except as set forth in the Disclosure Certificate, Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary have timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.7	Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8	Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements given to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following for so long as Bank has an obligation to lend or there are outstanding Obligations:

6.1	Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to cause a Material Adverse Change; and

(b) Comply, and have each of its Subsidiaries comply, with all laws, ordinances and regulations to which it is subject, for which noncompliance could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2	Financial Statements, Reports, Certificates.

(a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) within fifteen (15) days of filing, copies of all reports on Form 10-K and 10-Q filed with the Securities and Exchange

Commission, provided such Forms 10-K and 10-Q shall not be required to be delivered unless Bank cannot, after using its best efforts, obtain such Forms through public sources; (iii) a prompt report of any legal actions pending or, to the knowledge of Borrower’s Responsible Officers, threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (iv) as soon as available, but no later than thirty (30) days after the end of each fiscal year, a one (1) year (prepared on a quarterly basis) financial projections of Borrower on a consolidated basis, including a pro forma balance sheet and statements of income and cash flows and showing projected operating revenues, expenses and debt service of Borrower on a consolidated basis; and (v) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b) Borrower shall deliver to Bank, together with the monthly financial statements set forth in clause (a)(i) above and Forms 10-K and 10-Q, a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

6.3	Inventory; Returns.

Keep all Inventory consisting of products for commercial sale in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower’s customary practices as they exist on the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $100,000.

6.4	Taxes.

Make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.5	Insurance.

Keep its business and the Collateral insured for risks and in amounts, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies shall have a lenders’ loss payable endorsement showing Bank as an additional loss payee; all liability policies shall show Bank as an additional insured; all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.

6.6	Operating and Investment Accounts.

(a) Within sixty (60) days after the Effective Date, maintain all of Borrower’s operating and investment accounts with Bank, Silicon Valley Bank Securities, or Silicon Valley Bank Asset Management; provided, however, to the extent that Borrower’s cash,

Cash Equivalents, and other investments exceed $75,000,000 in the aggregate, Borrower may maintain the amount of such cash, Cash Equivalents, and other investments exceeding $75,000,000 with other financial institutions; provided, further that at such time as Borrower’s cash, Cash Equivalents, and other investments equals $150,000,000 or more in the aggregate, then Borrower shall maintain at least fifty one percent (51%) of such aggregate amount in operating and investment accounts with Bank, Silicon Valley Bank Securities, or Silicon Valley Bank Asset Management.

(b) For each Deposit Account or Securities Account that Borrower at any time maintains with Silicon Valley Bank Securities or Silicon Valley Bank Asset Management, Borrower shall cause the applicable financial institution to execute and deliver a Control Agreement or other appropriate instrument with respect to such Deposit Account or Securities Account to perfect Bank’s security interest in such Deposit Account or Securities Account.

6.7	Financial Covenant.

Maintain a minimum monthly Liquidity equal to the greater of (a) two (2) times the amount of all principal owing with respect to the Advances (including the Sublimit Utilization Amount) and Term Loans and (b) Remaining Months Liquidity of six (6) months.

In the event Borrower fails to maintain the financial covenant set forth above, Borrower shall immediately pledge to Bank, and hereby grants to Bank, a continuing first priority security interest in and against all right, title and interest of the Pledged CD and all proceeds arising therefrom or relating thereto, all documents, instruments and agreements evidencing the same, all extensions, renewals, modifications and replacements of the foregoing, and any interest or other amounts payable in connection therewith. The pledge and grant of a security interest made by Borrower hereunder is for security of the Obligations only; the parties to this Agreement do not intend that Borrower’s delivery of any Pledged CD to Bank as herein provided will constitute an advance payment of any Obligations or liquidated damages, nor do the parties intend that any Pledged CD increase the dollar amount of the Obligations.

Bank shall return the Pledged CD to Borrower and release its security interest therein at such time as Borrower complies with the financial covenant set forth above and all other terms and conditions of this Agreement.

6.8	Protection of Intellectual Property Rights.

Protect, defend and maintain the validity and enforceability of the Intellectual Property material to Borrower’s business; promptly advise Bank in writing of material infringements of the Intellectual Property material to Borrower’s business; and not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9	Further Assurances.

Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement, including, without limitation, causing all Liens on assets securing the Existing Indebtedness to be released concurrent with Borrower’s payment in full of the Existing Indebtedness and amending Attachment 1 to Exhibit A as is necessary to reflect that the Collateral no longer excludes such assets.

7. NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without Bank’s prior written consent, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1	Dispositions.

Convey, sell, lease, license, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (c) of exclusive licenses for the use of the Intellectual Property of Borrower or its Subsidiaries in the ordinary course of business so long as such exclusive licenses (i) contain appropriate limitations on scope (including, without limitation, by use, time, geography, or product) and (ii) cannot reasonably be expected to impair Borrower’s ability to commercialize its Intellectual Property in the United States marketplace; or (d) of worn-out or obsolete Equipment.

Notwithstanding the foregoing, Borrower may Transfer all or any part of the Collateral (including its Intellectual Property) for fair market value in exchange for cash and/or other unencumbered property to non-Affiliates and such cash and/or other unencumbered property received by Borrower for such sales shall be deemed to be Collateral hereunder so long as no Event of Default (x) has occurred and is continuing or (y) would exist under any other Section of this Agreement after giving effect to any such Transfer.

Prior to entering into or becoming bound by any license or agreement after the Effective Date, as licensee, Borrower shall use commercially reasonable efforts to obtain the consent of the licensor to Bank’s security interest therein; provided, however, that the failure to obtain such consent shall not constitute a default hereunder.

7.2	Changes in Business, Ownership, Management or Locations of Collateral.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a material change in its ownership (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the sale) or management. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (a) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Thousand Dollars ($20,000) in Borrower’s assets or property), or (b) change its jurisdiction of organization, or (c) change its organizational structure or type, or (d) change its legal name, or (e) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3	Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (b) such transaction would not result in a decrease of more than 25% of Borrower’s consolidated Tangible Net Worth. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4	Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5	Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein.

7.6	Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, except as permitted by Section 7.3, or permit any of its Subsidiaries to do so; or pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except for (a) dividends and distributions solely in the capital stock of Borrower and (b) repurchases of stock from former employees, consultants, or directors of Borrower under the terms of applicable repurchase agreements so long as no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases.

7.7	Transactions with Affiliates.

Except for Permitted Indebtedness disclosed pursuant to clause (b) of the definition of “Permitted Indebtedness”, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8	Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9	Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.	EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1	Payment Default.

If Borrower fails to pay (a) the principal or interest portion of any Credit Extension when due, or (b) any other monetary Obligations within three (3) days after when due. During any cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period).

8.2	Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2, 6.6, or 6.7 or violates any of the covenants contained in Section 7 of this Agreement (provided, however, Borrower’s delivery of the Pledged CD to Bank shall be deemed to cure the Event of Default caused by Borrower’s failure to maintain the financial covenant under Section 6.7 hereof), or

(b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any other Loan Document, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period).

8.3	Attachment.

If (a) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in fifteen (15) days; (b) the service of process upon Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under the control of Bank (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim becomes a Lien on a material portion of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within fifteen (15) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period).

8.4	Insolvency.

If (a) Borrower is unable to pay its debts (including trade debts) as they mature; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed).

8.5	Other Agreements.

If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($ 100,000) or that could result in a Material Adverse Change.

8.6	Judgments.

If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.7	Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

9. RIGHTS AND REMEDIES

9.1	Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs, all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit;

(d) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank;

(g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; provided, however, that Bank shall take any or all of the foregoing actions only when an Event of Default has occurred and is continuing;

(h) require Borrower to provide cash collateral in the face amount of all undrawn Letters of Credit;

(i) terminate any FX Forward Contracts;

(i) demand the pledge by Borrower of the Pledged CD; and

(j) dispose of the Collateral according to the Code.

9.2	Power of Attorney.

Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (c) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; and (e) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3	Accounts, Notification and Collection.

In the event that an Event of Default occurs and is continuing, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4	Bank Expenses.

Any amounts paid by Bank as provided herein are Bank Expenses and are immediately due and payable and shall bear interest at the highest applicable default rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5	Bank’s Liability for Collateral.

So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6	Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements among Borrower and Bank, are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in enforcing its rights is not a waiver, election, or acquiescence. No waiver hereunder by Bank shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7	Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10. NOTICES

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by facsimile at the addresses and facsimile numbers listed below. A party may change its notice address by written notice to the other party.

If to Borrower:	Nuvelo, Inc.
675 Almanor Avenue
Sunnyvale, California 94085
Attn: Gary Titus
Fax: (408) 215-4150

If to Bank:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, California 95054
Attn: Ron Kundich
Fax: (650) 320-0016

with a copy to:	Bingham McCutchen LLP
Three Embarcadero Center
San Francisco, California 94111-4067
Attn: Pamela J. Martinson, Esq.
Fax: (415) 393-2286

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California, and Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.	GENERAL PROVISIONS

12.1	Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s sole discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any other related agreement.

12.2	Indemnification.

Borrower hereby indemnifies, defends and holds Bank and its respective officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses, or Bank’s Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), in each case except for losses caused by Bank’s gross negligence or willful misconduct.

12.3	Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.4	Right of Set-Off.

Borrower hereby grants to Bank, a lien, security interest and right of set-off as security for all Obligations to Bank hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO

SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.5	Time of Essence.

Time is of the essence for the payment and performance of all Obligations in this Agreement.

12.6	Severability of Provisions.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7	Amendments in Writing, Integration.

All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8	Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9	Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality.

In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s subsidiaries or affiliates in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by applicable law, regulation, subpoena, or other order; (d) as required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (x) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (y) is disclosed to Bank by a third party, if, at the time of disclosure, Bank does not know that the third party is prohibited from disclosing the information.

13. DEFINITIONS

13.1	Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all audit fees and expenses and costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Burn” is, for any period of measurement, the prior month’s ending unrestricted cash and Cash Equivalents minus the current month’s ending unrestricted cash and Cash Equivalents, plus any decrease in short-term or long-term borrowings, equity, or Subordinated Debt, minus any increase in short-term or long-term borrowings, equity, or Subordinated Debt.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within one (1) year from its acquisition, (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue, and (d) any other investments administered through Bank or its Affiliates.

“Code” is the Uniform Commercial Code as adopted in California as amended and in effect from time to time.

“Collateral” is the property described on Exhibit A attached hereto.

“Committed Revolving Line” is an aggregate principal amount equal to $4,000,000.

“Commodity Account” has the meaning ascribed to it in the Code.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Control Agreement” means, collectively, any control agreement entered into among Borrower, Bank and the depositary bank, securities intermediary, or commodity intermediary at which Borrower maintains a deposit account, securities account, or a commodity account, pursuant to which Bank obtains control (within the meaning of the applicable provision of the Code) over such deposit account, securities account, or commodity account.

“Copyright” means any of the following now owned or hereafter acquired or created (including as a work for hire for the benefit of Borrower) by Borrower or in which Borrower now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) any copyright, whether registered or unregistered, held pursuant to the laws of the United States or of any other country or foreign jurisdiction, (b) registration, application or recording in the United States Copyright Office or in any similar office or agency of the United States or any other country or foreign jurisdiction, (c) any continuation, renewal or extension thereof, and (d) any registration to be issued in any pending application, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (including as a work for hire for the benefit of Borrower) or acquired by Borrower, in whole or in part.

“Credit Extension” is each Advance, Term Loan, or any other extension of credit by Bank for Borrower’s benefit.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit, whether maintained with Bank or other institutions.

“Designated Deposit Account” means that certain deposit account maintained with Bank in the name of Borrower, account number 3300454.730

“Disclosure Certificate” means that certain certificate, entitled “Disclosure Certificate,” signed by Borrower and delivered to Bank in connection with this Agreement, as the same may be amended from time to time by delivery of an amendment certificate signed by Borrower and delivered to Bank and entitled “Amendment to Disclosure Certificate.”

“Effective Date” means the date that Bank signs this Agreement as indicated on the signature page hereof.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Existing Indebtedness” shall have the meaning given it in clause (b) of the definition “Permitted Indebtedness.”

“Funding Date” is the date on which an Advance or Term Loan is made to or on account of Borrower.

“GAAP” is generally accepted accounting principles in effect under the laws of the United States of America from time to time.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, in which Borrower has any interest and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower or in which

Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Copyright, Trademark, Patent, trade secret, customer list, Internet domain name (including any right related to the registration thereof), proprietary or confidential information, mask work, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know-how, software, database, data, skill, expertise, recipe, experience, process, model, drawing, material or record, all claims for damages by way of past, present and future infringement of any of the rights included above and all licenses or other rights to use any property or rights of a type described above.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated, in which Borrower has any interest.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” means Borrower’s unrestricted cash and Cash Equivalents held with Bank or Bank’s Affiliates.

“Loan Documents” are, collectively, this Agreement, the Negative Pledge Agreement, the Disclosure Certificate, any note executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Banks’ security interest in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Negative Pledge Agreement” is that certain Negative Pledge Agreement dated as of the date hereof by and between Borrower and Bank.

“Obligations” are debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later under or in connection with this Agreement, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Operating Documents” shall mean, for any Person, such Person’s formation documents, as currently filed with the Secretary of State of such Person’s state of formation, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), each of the foregoing with all current modifications and amendments thereto.

“Other Property” means (a) the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims”, “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and (b) all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code, but the term “Other Property” shall not include Intellectual Property.

“Patent” means any of the following now hereafter owned or acquired or received by Borrower or in which Borrower now holds or hereafter acquires or receives any right or interest: (a) letters patent and right corresponding thereto, of the United States or any other country or other foreign jurisdiction, any registration and recording thereof, and any application for letters patent, and rights corresponding thereto, of the United States or any other country or other foreign jurisdiction, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or other foreign jurisdiction; (b) any reissue, continuation, continuation-in-part or extension thereof; (c) any petty patent, divisional, and patent of addition; and (d) any patent to issue in any such application.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Disclosure Certificate (the “Existing Indebtedness”);

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(g) other Indebtedness not otherwise permitted by Section 7.4 not exceeding $100,000 in the aggregate outstanding at any time; and

(h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Disclosure Certificate and existing on the Effective Date; and

(b) Cash Equivalents and any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments accepted in connection with Transfers permitted by Section 7.1;

(e) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $100,000 in the aggregate in any fiscal year;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(j) Investments consisting of deposit accounts and securities accounts of Borrower in which Bank has a perfected security interest;

(k) joint ventures or strategic alliances (in the ordinary course of Borrower’s business) consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year; and

(1) other Investments not otherwise permitted by Section 7.6 not exceeding $100,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Disclosure Certificate or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment (including capital leases), or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

(e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.3 or 8.6;

(g) materialmen’s, mechanic’s, repairmen’s, employee’s or other like Liens arising in the ordinary course of business and which are not delinquent for more than 30 days or are being contested in good faith by appropriate proceedings;

(h) Liens in favor of Bank;

(i) Liens (including banker’s liens, rights of setoff, and similar Liens incurred on deposits made in the ordinary course of business) in favor of other financial institutions arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts or securities accounts;

(j) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Borrower in the ordinary course of business of Borrower; and

(k) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a material adverse effect on the business or condition (financial or otherwise) of Borrower.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged CD” shall mean any and all certificates of deposit issued to Borrower by Bank in the aggregate principal amount equal to one hundred five percent (105%) of all principal and interest owing with respect to the Credit Extensions.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not the lowest rate offered by Bank.

“Remaining Months Liquidity” is Liquidity divided by Cash Burn. For purposes hereof, in calculating Remaining Months Liquidity for Borrower, Bank shall use Borrower’s three-month rolling average Cash Burn (inclusive of the month currently being measured).

“Repayment Period” means, for each Term Loan other than the initial Term Loan, thirty-six (36) months.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, or the Chief Accounting Officer of Borrower.

“Revolving Maturity Date” is the date that is 364 days from the Effective Date.

“Securities Accounts” means, collectively, all present and future “securities accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, whether maintained with Bank or other institutions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into among Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person. Without further attribution, “Subsidiary” means a Subsidiary of Borrower.

“Sublimit Utilization Amount” means the sum of (a) all amounts for services utilized under the Cash Management Services Sublimit, (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (c) the FX Reserve.

“Tangible Net Worth” means the excess of total assets minus total liabilities, determined in accordance with GAAP, with the following adjustments: (a) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises, and (b) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form and substance satisfactory to Bank or by language in the instrument evidencing the indebtedness which Bank agrees in writing is acceptable to Bank in its good faith business judgment.

“Term Loan Commitment” is an aggregate principal amount equal to $6,000,000.

“Term Loan Commitment Termination Date” is June 30, 2005.

“Term Loan Maturity Date” means, for each Term Loan other than the initial Term Loan, the last day of the Repayment Period for such Term Loan.

“Trademark” means any of the following now or hereafter owned or acquired or received by Borrower or in which Borrower now holds or hereafter acquires or receives any right or interest: (a) any trademark, trade name, corporate name, business name, trade style, service mark, logo, other source or business identifier, print or label on which any of the foregoing have appeared or appear, design or other general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registration, recording and application in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or other foreign jurisdiction and (b) any reissue, extension or renewal of any of the foregoing.

“Treasury Rate” is the Treasury Yield Percentage.

“Treasury Yield Percentage” is the average weekly yield (of the week ending figures) in the most recent Federal Reserve Statistical Release on actively traded U.S. Treasury obligations of similar maturity to the principal being repaid or if a Statistical Release is not published, the arithmetic average (to the nearest .01%) of the per annum yields to maturity for each Business Day during the week (ending at least two Business Days before the determination is made) of all actively traded marketable U.S. Treasury fixed interest rate securities with a constant maturity or, or not more than 30 days longer or shorter than the average life of the principal and interest payments that are being prepaid (excluding securities that can be surrendered at face value to pay Federal estate tax, or which provide for tax benefits to the holder.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER	NUVELO, INC.

	By:	/s/ Ted W. Love
	Name:	Ted W. Love
	Title:	President & CEO

BANK	SILICON VALLEY BANK

	By:	/s/ Ron Kundich
	Name:	Ron Kundich
	Title:	VP
Effective Date: 8/31/04

EXHIBIT A

“Collateral means of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter acquired or arising, and wherever located: all its Accounts; all its Inventory; all its Equipment; all its Deposit Accounts; all its General Intangibles (not including its Intellectual Property); all its Investment Property; all its Other Property; and any and all claims, rights and interests in any of the foregoing, and all guaranties and security for any of the foregoing, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, all of the foregoing, and Borrower’s Books relating to any of the foregoing.

Notwithstanding the foregoing, the Collateral (a) shall not include the individual items of personal property set forth on Attachment 1 hereto, and (b) shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of Borrower’s Intellectual Property. To the extent a court of competent jurisdiction holds that a security interest in any Intellectual Property is necessary to have a security interest in any Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of such Intellectual Property, then the Collateral shall, effective as of the Effective Date, include the Intellectual Property, to the extent necessary to permit perfection of Bank’s security interest in such Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property.

Attachment 1 to Exhibit A

The Collateral shall not include any personal property assets encumbered pursuant to the following agreements:

1. Master Lease Agreement (Quasi) dated as of May 10, 2001 between General Electric Capital Corporation, as lessor, and Variagenics, Inc., as lessee, as amended by an amendment executed on May 21, 2003 and June 13, 2003.

2. Master Loan and Security Agreement dated as of May 19, 1999 between General Electric Capital Corporation (successor in interest to Transamerica Technology Finance Corporation, successor in interest to Transamerica Business Credit Corporation), as lender, and Hyseq, Inc., as borrower, as amended by a First Amendment to Master Loan and Security Agreement and Consent dated as of April 17, 2003.

3. Lease Agreement dated February 1, 2000 between American Express Business Finance (successor in interest to First Sierra Financial, Inc., successor in interest to Thermo Capital Company LLC), as lessor, and Hyseq, Inc., as lessee.

4. Equipment Lease-Agreement executed on January 30, 2001 between Citicorp (successor in interest to Caltronics Business Systems), as lessor, and Hyseq, Inc., as lessee.

5. Equipment Lease Agreement # 7160247-001 executed on September 6, 2002 and August 30, 2002 between General Electric Capital Corporation, as lessor, and Hyseq Pharmaceuticals, Inc., as lessee, as amended by an Amendment to Equipment Lease Agreement dated as of August 30, 2002 and an Add-on/Partial Upgrade Amendment executed on October 2, 2002 and September 19, 2002.

EXHIBIT B

CORPORATE BORROWING RESOLUTIONS

Borrower:	Nuvelo, Inc.	Bank:	Silicon Valley Bank 3003 Tasman Road Santa Clara, CA 95054 Attn:

I, the Secretary or Assistant Secretary of Nuvelo, Inc.. (“Borrower”), CERTIFY that Borrower is a corporation existing under the laws of the State of Delaware.

I certify that the following are resolutions duly passed and adopted by Borrower’s Board of Directors, by written consent of all Directors of Borrower or at a meeting of said Board duly and regularly called, noticed and held on 9/02/04, at which meeting a quorum of the Board of Directors was present and voted in favor of said resolutions (the “Resolutions”);

It is resolved that any one of the following officers of Borrower, whose name, title and signature is below:

NAMES	POSITIONS	ACTUAL SIGNATURES
Ted W. Love	CEO & President	/s/ Ted W. Love

Linda Fitzpatrick	Sr. VP, Human Resources	/s/ Linda Fitzpatrick

Lee Bendekgey	Sr. VP, CFO, General Counsel	/s/ Lee Bendekgey

Gary Titus	VP, Finance	/s/ Gary Titus

may act for Borrower and;

Borrow Money. Borrow money from Bank.

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute and deliver foreign exchange contracts, either spot or forward, from time to time in such amount as in the judgment of the undersigned herein authorized.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they think necessary to effectuate these Resolutions.

Further resolved that all acts authorized by these Resolutions and performed before they were adopted are ratified. These Resolutions remain in effect and Bank may rely on them until Bank receives written notice of their revocation. Any such revocation shall be effective only as to credit which is extended or committed by Bank, or actions which are taken by Borrower pursuant to the Resolutions contained herein, subsequent to Bank’s receipt of such notice. The authority hereby conferred shall be deemed retroactive, and any and all acts authorized herein which were performed prior to the passage of these Resolutions are hereby approved and ratified.

I certify that the persons listed above are Borrower’s officers with the titles and signatures shown following their names and that these Resolutions have not been modified are currently effective.

I certify that attached hereto as (a) Exhibit A is a true, correct, and complete copy of the Certificate of Incorporation of Borrower, dated 7/29/04, filed with the Secretary of State of the State of Delaware on such date, and all amendments related thereto, which Certificate of Incorporation continues in full force and effect on the date hereof. No corporate document relating to Borrower has been filed, and no proceeding for the merger, consolidation, sale of all of substantially all of the assets and business, liquidation, or dissolution of Borrower has been commenced or threatened or authorized by the Board of Directors or shareholders of Borrower, and (b) Exhibit B is a true, correct, and complete copy of the Bylaws of Borrower, together with any amendments thereto, which are in full force and effect on the date hereof in the form hereto, and no further amendment of the Bylaws has been authorized by the Board of Directors or shareholders of Borrower.

CERTIFIED TO AND ATTESTED BY:

X	/s/ Lee Bendekgey
*Secretary or Assistant Secretary
X
Date:	8/31/04

*	NOTE: In case the Secretary or other certifying officer is designated by the foregoing resolutions as one of the signing officers, this resolution should also be signed by a second Officer or Director of Borrower

EXHIBIT C

LOAN PAYMENT/ADVANCE REQUEST FORM

Deadline for same day processing is 12:00 noon PST

Fax To:

CLIENT NAME:                                                                                            DATE:

•	LOAN PAYMENT:

From Account #                                                             To Account #

        (Deposit Account #)                                                                     (Loan Account #)

Principal $                                                                  and/or Interest $

Except as set forth in the Disclosure Certificate, all Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:                                                                                          Phone Number:

•	LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #                                                                                               To Account #

                                             (Loan Account #)                                                 (Deposit Account #)

Amount of Advance $

Except as set forth in the Disclosure Certificate, all Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete-in all material respects as of the date:

Authorized Signature:                                                                                          Phone Number:

•	OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00 noon, PST

Beneficiary Name:                                                               Amount of Wire: $

Beneficiary Bank:                                                                 Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:

Beneficiary Bank Code (Swift, Sort, Chip, etc.):

                                                     (For International Wire Only)

Intermediary Bank:                                                               Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:                SILICON VALLEY BANK

FROM:          NUVELO, INC.

The undersigned Responsible Officer of Nuvelo, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement dated as of the Effective Date between Borrower and Bank (as amended, restated, or otherwise modified from time to time, the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) except as set forth in the Disclosure Certificate, all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned Responsible Officer certifies that Borrower (x) has complied with Section 6.4 of the Agreement with respect to payment of taxes of Borrower and its Subsidiaries and (y) does not have any legal actions pending or, to the knowledge of Borrower’s Responsible Officers, threatened against Borrower or any of its Subsidiaries which Borrower has not previously notified in writing to Bank pursuant to Section 6.2 of the Agreement.* Attached are the required financial reports supporting the certification. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” columns.

Reporting Covenant	Required		Complies
Monthly financial statements + CC	Monthly, within 30 days		Yes No

10K, 10Q + CC	Within 15 days of filing, as applicable		Yes No N/A

Financial Covenant	Required	Actual	Complies
Minimum Monthly Liquidity Maintain at all times	The greater of (a) two (2) times the amount of all principal owing with respect to the Advances (including the Sublimit Utilization Amount) and Term Loans and (b) Remaining Months Liquidity of six (6) months		Yes No

The amount of Borrower’s cash, cash equivalents, and other investments equals $                            .

*If	yes, attached is a summary of the litigation not previously disclosed by Borrower.

Sincerely,

Nuvelo, Inc.

By:
Name:
Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER
Date:

Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

			Page
	12.4	Right of Set-Off	21

	12.5	Time of Essence	21

	12.6	Severability of Provisions	21

	12.7	Amendments in Writing, Integration	21

	12.8	Counterparts	22

	12.9	Survival	22

	12.10	Confidentiality	22

13.	DEFINITIONS		22

	13.1	Definitions	22

iii

NEGATIVE PLEDGE AGREEMENT

This NEGATIVE PLEDGE AGREEMENT (this “Agreement”), is entered into as of August 31, 2004, by and between NUVELO, INC. (“Borrower”) and SILICON VALLEY BANK (“Bank”) pursuant to the terms of that certain Loan and Security Agreement dated as of Effective Date between Borrower and Bank (the “Loan Agreement”).

Borrower hereby agrees as follows (all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement):

1. Except as expressly permitted under the Loan Agreement, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, including, without limitation, the following:

(a) any and all copyright rights, copyright applications, copyright registrations and like protection in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the “Copyrights”);

(b) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) any and all design rights of Borrower now or hereafter existing, created, acquired or held;

(d) all patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including, without limitation, the patents and patent applications (collectively, the “Patents”);

(e) any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the “Trademarks”);

(f) any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(g) all licenses or other rights to use any of the Copyrights, Patents or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(h) all amendments, extensions, renewals and extensions of any of the Copyrights, Patents or Trademarks; and

1.

(i) all proceeds of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

2. In the event Borrower creates a Lien in favor of any Person in violation of Section 1 hereof, then, without further act or instrument, Bank shall be deemed to have received a security interest in Borrower’s Intellectual Property and the foregoing items.

3. It shall be an Event of Default under the Loan Agreement if there is a breach of any term of this Agreement.

4. Borrower hereby authorizes Bank to file a UCC-1 financing statement for the purpose of reflecting the negative pledge granted hereunder.

BANK		BORROWER

SILICON VALLEY BANK		NUVELO. INC.

By:	/s/ Ron Kundich	By:	/s/ Ted W. Love
Printed Names:	Ron Kundich	Printed Name:	Ted W. Love
Title:	V. P.	Title:	President & CEO

2.